EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to Southwest Airlines Co.’s 1991 Employee Stock Purchase Plan, as amended March 16, 2006, of our reports dated January 30, 2006 (except for Note 1 - "Changes in Accounting", as to which the date is August 9, 2006) with respect to the consolidated financial statements of Southwest Airlines Co. included in its Current Report (Form 8-K) filed on August 14, 2006, and management's assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting of Southwest Airlines Co. included in its Annual Report (Form 10-K) for the year ended December 31, 2005, filed with the Securities and Exchange Commission.

/s/ Ernst & Young, LLP

Dallas, Texas
December 13, 2006